Exhibit 99.1

EVERGREEN ENERGY INC ANNOUNCES THIRD QUARTER 2007 FINANCIAL RESULTS

DENVER – November 6th, 2007– Evergreen Energy Inc (NYSE Arca: EEE) today reported financial results for the third quarter 2007.  The loss for the third quarter of 2007 was $19.4 million or $0.23 per diluted share compared with $17.4 million or $0.22 per diluted share in the corresponding 2006 period.

Recent Developments

On September 20, the Company announced that it has committed to provide Bechtel Power Corporation (BPC) with $1 billion in construction contracts through 2013. This agreement restates a prior agreement and defines more sharply the scope of engineering, procurement and construction (EPC) services which may be performed by BPC. Evergreen intends to use BPC’s services to oversee both technical development and implementation of all new facilities and existing plants, including both K-Fuel® and K-Directsm plants.

On September 21, the Company announced that it has signed an agreement with a subsidiary of China Power Investment Corporation (CPI), one of the five state-owned power generation companies in China.  The agreement calls for specifications and design work that could lead to the construction of a K-Fuel® lignite coal refinery in the Inner Mongolian Autonomous Region of the People’s Republic of China (PRC).

Evergreen Energy Inc ï 1225 17th Stï Suite 1300 ï Denver, Colorado 80202 ï Tel: (303) 293-2992 ï Fax: (303) 293-8430

Financial Results

Revenue for the third quarter 2007 was $12.9 million, compared with $12.1 million in the third quarter 2006.

Plant start-up costs were $7.9 million and $10.1 million for the three months ended September 30, 2007 and 2006, respectively.   The Company saw a downward trend in start-up costs due to the timing of some expenditures, as well as cost reduction initiatives at its Ft. Union plant.

For the quarter ended September 30, 2007, General and Administrative costs were $9.4 million, of which $2.9 million was non-cash compared with $8.1 million for the quarter ended September 30, 2006, of which $2.5 million was non-cash.  Non-cash charges for the third quarter 2007 included a one-time $661,000 charge related to the acceleration of a restricted stock grant due to the departure of a former Senior Vice President.

G&A also included employee-related costs of $3.2 million in the third quarter 2007, compared to $1.9 million for the same period in 2006.    The increase for the three months ended September 30, 2007 was primarily due to a company-wide increase in insurance costs and the addition of personnel.

Evergreen Energy Inc incurred $11.3 million in coal mining operating expenses in the third quarter 2007, relative to $10.8 million incurred in the third quarter 2006.

Evergreen Energy incorporated the net proceeds of its convertible secured debt offering into its financials in the third quarter 2007.

Evergreen Energy’s combined cash and marketable securities balance at the end of the third quarter 2007 was $75 million, compared with $84 million on December 31, 2006.   Evergreen’s restricted cash balance at the end of the third quarter 2007 was another $28.5 million.  Restricted cash includes $18 million in proceeds from the Company’s convertible note offering that is held in escrow until the conditions for conversion are met.  Restricted cash also includes several million dollars’ worth of reclamation bonds.

Evergreen has a $26.3 million asset held for sale on its balance sheet, which reflects its interest in a coal-fired boiler that it is planning to sell.

The Company’s now expects to spend approximately $37 million in capital expenditures for 2007, up from its previous capital budget of $25 million to $30 million,

Evergreen Energy Inc ï 1225 17th Stï Suite 1300 ï Denver, Colorado 80202 ï Tel: (303) 293-2992 ï Fax: (303) 293-8430

and includes Ft. Union completion costs, Buckeye mining and development costs, and costs associated with K-Direct facilities.  The Company has spent approximately $27 million in capital expenditures year to date, excluding costs associated with a coal-fired boiler the Company is currently planning to sell.

During the third quarter 2007, Evergreen impaired $3.9 million of capitalized costs related to projects that were abandoned and/or replaced with more cost effective projects relating to its Fort Union plant.  Additionally, the Company impaired capital costs related to future potential projects or future plant sites that are no longer being pursued.

Evergreen Energy recognized a net asset in the third quarter related to FAS 133 compliance in connection with its 8.00% Convertible Secured Notes due 2012.  The notes have two features that require accounting treatment as embedded derivatives.  The first is a potential reduction in interest rate if certain conditions are met, and the second involves an increase in conversion ratio in the event of a make-whole fundamental change.

In order to comply with FAS 133, the Company had to estimate the fair value of the embedded derivatives as of July 30, when the notes were issued, and record those values as either assets or liabilities. In addition, the Company is required to evaluate the fair value of the embedded derivatives at the end of each subsequent reporting period.  Evergreen has assessed the fair value of these derivatives and has recorded an asset of $5.9 million and increased its debt by  $3.2 million.  Evergreen has recognized the change in the value of the derivative by $2.7 million for the third quarter, which is reflected as an adjustment to interest expense.  This is a non-cash item and each quarter’s estimation exercise is impacted, in part, by the Company’s stock price.

Evergreen Energy Inc ï 1225 17th Stï Suite 1300 ï Denver, Colorado 80202 ï Tel: (303) 293-2992 ï Fax: (303) 293-8430

Conference Call
Evergreen Energy Inc will host a conference call on Tuesday, November 6, 2007 at 11:30 a.m. Eastern Time (9:30 a.m. MT, 8:30 a.m. PT) with investors, analysts and other interested parties.  Investors can access the conference call via a live webcast on the Company’s website, www.evgenergy.com, or by dialing 1-888-713-4213.  Access code is 60123757.  Investors calling from international locations should dial 617-213-4865.

An on-line archive of the call will be available at www.evgenergy.com for thirty days.  Additionally, a replay of the call will be available by dialing 888-286-8010 (domestic) or 617-801-6888 (International), pass code 42794616, from 1:30pm Eastern Time November 6th through midnight December 5th, 2007.

About Evergreen Energy Inc
Evergreen Energy Inc. refines coal into a cleaner, more efficient and affordable solid fuel that is available today to meet the growing energy demands of industrial and utility customers while addressing important environmental concerns. Visit www.evgenergy.com for more information.

Forward Looking Statements
Statements in this news release that relate to future plans or projected results of Evergreen Energy Inc are 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the 'safe harbor' provisions of the PSLRA. Our actual results may vary materially from those described in any 'forward-looking statement' due to, among other possible reasons, the realization of any one or more of the risk factors described in our Annual Report on Form 10-K, or in any of our other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.

Contacts:
Analyst and Investors:                                                       Media and Public Affairs
Karli Anderson                                                                   Paul Jacobson
Director of Investor Relations                                            VP Corporate Communications
303-293-2992                                                                      303-293-2992

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Evergreen Energy Inc ï 1225 17th Stï Suite 1300 ï Denver, Colorado 80202 ï Tel: (303) 293-2992 ï Fax: (303) 293-8430

EVERGREEN ENERGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30, 2007	December 31, 2006
	(in thousands)

Assets
Current:
Cash and cash equivalents	$75,177	$74,518
Marketable securities	—	9,758
Other assets	11,756	9,622
Total current assets	86,933	93,898
Property, plant and equipment, net of accumulated depreciation	115,577	106,432
Construction in progress	22,952	23,508
Mineral rights and mine development, net of accumulated depletion	21,360	21,787
Restricted cash	28,484	3,910
Other assets	14,963	2,784
Assets held for sale	26,328	—
	$316,597	$252,319

Liabilities and Stockholders’ Equity

Total current liabilities	17,963	14,742
Total liabilities	130,231	27,335

Total stockholders’ equity	186,366	224,984

	$316,597	$252,319

Evergreen Energy Inc ï 1225 17th Stï Suite 1300 ï Denver, Colorado 80202 ï Tel: (303) 293-2992 ï Fax: (303) 293-8430

EVERGREEN ENERGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(in thousands, except for per share amounts)

Operating revenues:
Mining	$12,592	$11,849	$35,376	$23,262
Licensing	42	42	127	277
K-Fuel refined coal and blended K-Fuel refined coal	259	175	523	192
Consulting and other	—	31	45	50
Total operating revenue	12,893	12,097	36,071	23,781

Operating expenses:
General and administrative	9,438	8,052	35,193	19,187
Coal mining operating costs	11,333	10,841	32,267	20,713
Plant start-up costs	7,857	10,099	25,191	17,514
Other	2,225	2,012	6,773	6,804
Asset impairments	3,867	—	3,867	—
Total operating expenses	34,720	31,004	103,291	62,218

Operating loss	(21,827)	(18,907)	(67,220)	(38,437)

Total other income (expense)	2,461	1,544	4,215	5,307

Net loss	$(19,366)	$(17,363)	$(63,005)	$(33,130)

Basic and diluted net loss per common share	$(0.23)	$(0.22)	$(0.77)	$(0.43)
Weighted-average common shares outstanding	82,552	79,582	81,894	76,917

Evergreen Energy Inc ï 1225 17th Stï Suite 1300 ï Denver, Colorado 80202 ï Tel: (303) 293-2992 ï Fax: (303) 293-8430

EVERGREEN ENERGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30,
	2007	2006
	(in thousands)

Increase (decrease) in cash and cash equivalents
Operating activities:
Net loss	$(63,005)	$(33,130)

Adjustments to reconcile net loss to cash used in operating activities:	25,128	12,339

Changes in operating assets and liabilities, net of assets acquired	(198)	(1,122)

Cash used in operating activities	(38,075)	(19,669)

Investing activities:
Construction in progress	(39,310)	(32,182)
Restricted cash	(25,943)	222
Other	7,735	(44,478)
Cash used in investing activities	(57,518)	(76,438)

Financing Activities:
Proceeds from issuance of convertible debt	95,000	—
Other	1,252	166,425
Cash provided by financing activities	96,252	166,425

Increase (decrease) in cash and cash equivalents	659	70,318
Cash and cash equivalents, beginning of period	74,518	28,793
Cash and cash equivalents, end of period	$75,177	$99,111

Evergreen Energy Inc ï 1225 17th Stï Suite 1300 ï Denver, Colorado 80202 ï Tel: (303) 293-2992 ï Fax: (303) 293-8430